Exhibit 99.1

Contact:  Joyce Strand (650) 631-3138

Nektar Therapeutics Announces Proposed Issuance of Convertible
Subordinated Notes

San Carlos, CA, June 23, 2003 – Nektar Therapeutics (Nasdaq:NKTR) today announced that it intends to offer, subject to market and other conditions, $100 million aggregate principal amount of convertible subordinated notes ($125 million if an over-allotment option is exercised in full) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.  The notes will be convertible into shares of Nektar’s common stock and will have a seven-year term.

The net proceeds of the offering will be used by Nektar for general corporate purposes, which may include possible repurchases of outstanding convertible subordinated notes and debentures from a limited number of purchasers in privately negotiated transactions or from a limited number of purchasers in unsolicited open market transactions, investing in or accelerating various product development programs, undertaking potential acquisitions, and developing technologies.

The notes and the common stock issuable upon conversion of the notes to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations.  These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.  Actual results could differ materially from these forward-looking statements.

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